UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 16, 2005

ASTRATA GROUP INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-32475	84-1408762
(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 1830, Los Angeles, California	90067-2320
(Address of Principal Executive Offices)	(Zip Code)

(310) 282-8646
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Section 8. Other Events

Item 8.01 Other Events

Astrata Group Inc. announced today its financial results for the fiscal year ending February 28, 2005. Total revenue for the year increased 47% to $14.7 million, compared to $10.0 million for the prior year. Gross profit increased by 32% to $5.8, compared to $4.4 for the prior year. Revenue for the year reflected a 100% growth of $1.8 million for telematics and a 35% increase of $2.9 million for geomatics.

Net loss for the year was approximately $7.3 million, or $0.96 per fully diluted share, compared to a loss of $30,000, or $0.01 per fully diluted share, for the prior year. Selling, general and administration for year was approximately $11.4 million for the year, an increase of $7.6 million from the prior year’s $3.8 million. Approximately $1.0 million of the increase is attributed to foreign currency fluctuation rates. The balance of the increase is due to the start-up business expenses in South East Asia, staffing, corporate overhead, and consultant fees.

Section 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Item 99.1 - Press Release dated June 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2005	ASTRATA GROUP INCORPORATED

	By:	/s/ Trevor Venter

Trevor Venter Chief Executive Officer